Contact:

Jeffrey J. Carfora, EVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS STRONG RESULTS FOR THE FIRST QUARTER OF 2012

BEDMINSTER, N.J.—April 24, 2012 – For the quarter ended March 31, 2012, Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the Corporation) recorded net income of $3.08 million and diluted earnings per share of $0.30. This quarter’s results reflected growth of 44 percent and 67 percent, respectively, when compared to net income of $2.14 million and diluted earnings per share of $0.18, for the quarter ended March 31, 2011. The current quarter’s net income and earnings per share also reflected growth of 22 percent and 15 percent, respectively, when compared to net income of $2.53 million and diluted earnings per share of $0.26 for the immediately preceding quarter ended December 31, 2011.

Frank A. Kissel, Chairman and CEO, stated, “This has been another solid quarter for us. Earnings have continued to grow, reinforcing our belief that the local economy continues to stabilize.”

Mr. Kissel also noted that the final redemption of the Treasury’s original investment under the Capital Purchase Program (CPP) early in the first quarter of 2012 will save the Corporation approximately $720 thousand in dividend expense on an annual basis going forward.

The Corporation’s provision for loan losses for the quarter ended March 31, 2012 was $1.50 million, lower than the $2.00 million provision recorded in the March 2011 quarter and also lower than the $1.75 million provision recorded in the December 2011 quarter.

Net Interest Income and Margin

Net interest income, on a fully tax-equivalent basis, was $13.07 million for the first quarter of 2012, up from $12.79 million for the fourth quarter of 2011, and up from $12.37 million for the first quarter of 2011.

On a fully tax-equivalent basis, the net interest margin was 3.54 percent for the March 2012 quarter compared to 3.46 percent for the December 2011 quarter, and 3.54 percent for the March 2011 quarter.

In comparing the first quarter of 2012 to the fourth quarter of 2011, the March 2012 quarter benefited from a continued increase in loans and a reduction in investment securities.

In comparing the March 2012 quarter to the March 2011 quarter, lower Treasury yields compressed asset yields. This effect was more than offset by the effect of increased loans, funded by core deposit growth, reduced investment securities and reduced short term/overnight deposits.

Loans

Average loans totaled $1.05 billion for the first quarter of 2012 as compared to $937 million for the same 2011 quarter, reflecting an increase of $116 million.

The average residential mortgage loan portfolio for the first quarter of 2012 increased $82 million when compared to the same quarter of 2011. The increase is attributable to originations retained in the portfolio that have outpaced loan paydowns. During this period of lower interest rates, refinance activity has generally been robust. Many of these loans have been retained in portfolio. However, the Corporation does sell its longer-term, fixed-rate loan production as a source of noninterest income and as part of its interest rate risk management strategy in the lower rate environment.

The average commercial mortgage and commercial loan portfolio for the first quarter of 2012 increased $41 million from the first quarter of 2011. The increase was attributable to commercial mortgage demand, principally from high quality borrowers looking to refinance multi-family and other commercial mortgages held by other institutions.

From December 31, 2011 to March 31, 2012, the total loan portfolio grew $40 million, or over 15 percent (annualized), to $1.08 billion. Mr. Kissel stated, “We have been extremely focused on finding new solid lending opportunities. Loan originations were $100 million for the first three months of 2012, up from $90 million for the same period of 2011. Included in the total were commercial mortgage/commercial loan originations of $37 million for the 2012 period.” Mr. Kissel went on to say, “We anticipate that we will continue to benefit from funding our loan production with cash flows from our investment portfolio. And, we will continue to employ our conservative underwriting practices that have served us so well.”

As of March 31, 2012, the residential first mortgage loan pipeline stood at $51 million and the commercial mortgage/commercial loan pipeline stood at $50 million, with many other lending opportunities in the discussion stage.

Deposits

Average total deposits (interest-bearing and noninterest-bearing) increased $72 million for the March 2012 quarter from the same quarter last year.

Average noninterest-bearing checking balances grew $53 million for the first quarter of 2012 when compared to the first quarter of 2011. Average interest-

bearing checking balances for the quarter ended March 31, 2012 rose $39 million from the same quarter in 2011. Average savings accounts increased $13 million from the first quarter of 2011 to the first quarter of 2012.

Overall checking and savings growth is attributable to the Corporation’s relationship orientation. The Corporation has successfully focused on: business and personal core deposit generation, particularly checking; establishing municipal relationships within its market territory; and growth in deposits associated with its commercial mortgage/commercial loan growth.

Average certificates of deposit (CDs) declined $25 million for the March 2012 quarter from the March 2011 quarter. The Corporation allowed higher-cost CDs to run-off, and replaced those funds with lower cost, more stable core deposits.

From December 31, 2011 to March 31, 2012, total deposits declined $32 million, as various municipalities utilized funds that were held on deposit at year end. The Corporation’s deposit mix continued to consist primarily of lower-cost, more stable core deposits (checking, savings and money markets).

Mr. Kissel commented, “Our low-cost, stable core deposit base significantly increases our franchise value.”

PGB Trust and Investments

PGB Trust and Investments generated $3.18 million in fee income in the first quarter of 2012 compared to $2.72 million for the first quarter of 2011, reflecting nearly 17 percent growth. The market value of the assets under administration of the Trust Division stood at $2.06 billion at March 31, 2012, up from $1.96 billion and $1.99 billion reported at December 31, 2011 and March 31, 2011, respectively.

Craig C. Spengeman, President of PGB Trust & Investments commented, “We have been successful in guiding clients through these challenging economic periods, characterized by an extended low interest rate environment and volatile equity markets.  As a result, we continue to see growth in new relationships engaging our services and advice.  Recent key additions to staff were made to enhance our ability to both grow and service our valued clients, generation to generation.”

Other Noninterest Income

Other noninterest income, exclusive of Trust fees, totaled $1.55 million in the March 2012 quarter compared to $1.45 million in the same quarter a year ago. The 2012 quarter included: increased income from Bank Owned Life Insurance, due to additional purchases during the March 2012 quarter; increased securities gains from the strategic sales of securities; partially offset by a loss on sale of an OREO property.

Operating Expenses

The Corporation’s total operating expenses were $11.08 million in the March 2012 quarter compared to $11.24 million in the March 2011 quarter. The 2012 expense levels included costs for the Corporation to keep up with the increased regulatory burden on financial institutions. The net effect of these new/additional costs were offset by various operational efficiencies and reduced FDIC insurance expense due to a regulatory change in the calculation of FDIC assessments.

Asset Quality

At March 31, 2012, nonperforming assets totaled $22.0 million or 1.39 percent of total assets, compared to $26.3 million or 1.65 percent of assets at

December 31, 2011 and $22.5 million or 1.48 percent of assets at March 31, 2011. Mr. Kissel commented, “I noted last quarter that the Corporation was in active negotiations for the sale of its largest commercial OREO property. That sale was completed during the first quarter of 2012. We have been pleased with the overall progress in resolving problem assets, and we believe that progress will continue. In fact, we believe that several problem loan/property workouts are on the horizon.”

Capital / Dividends

As noted earlier, the final redemption of the Treasury’s original investment under the Capital Purchase Program (CPP) was completed early in the first quarter of 2012. At March 31, 2012, including the effect from this redemption, the Corporation’s leverage ratio, tier 1 and total risk based capital ratios were 7.00 percent, 11.21 percent and 12.46 percent, respectively. The Corporation’s ratios are all above the levels necessary to be considered well capitalized under regulatory guidelines applicable to Banks. Additionally, the Corporation’s common equity ratio (common equity to total assets) at March 31, 2012 was 7.04 percent of total assets of $1.58 billion, reflecting growth from 6.81 percent of total assets at December 31, 2011.

The Corporation’s preferred dividend and accretion for the March 2012 quarter was $474 thousand, up from the December 2011 quarter due to the January 2012 $14.4 million final CPP redemption. The preferred dividend and accretion recorded in the March 2011 quarter was $570 thousand.

As previously announced, on April 19, 2012 the Board of Directors declared a regular cash dividend of $0.05 per share payable on May 17, 2012 to shareholders of record on May 3, 2012.

ABOUT THE CORPORATION

Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.58 billion as of March 31, 2012. Peapack-Gladstone Bank, its wholly owned community bank, was established in 1921, and has 23 branches in Somerset, Hunterdon, Morris, Middlesex and Union Counties. The Bank’s Trust Division, PGB Trust and Investments, operates at the Bank’s corporate offices located at 500 Hills Drive in Bedminster and at four other locations in Clinton, Morristown and Summit, New Jersey and Bethlehem, Pennsylvania. To learn more about Peapack-Gladstone Financial Corporation and its services please visit our website at www.pgbank.com or call 908-234-0700.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to

•	a continued or unexpected decline in the economy, in particular in our New Jersey market area;
•	declines in value in our investment portfolio;
•	higher than expected increases in our allowance for loan losses;
•	higher than expected increases in loan losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	inability to successfully grow our business;
•	inability to manage our growth;
•	a continued or unexpected decline in real estate values within our market areas;
•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;
•	successful cyber attacks against our IT infrastructure or that of our IT providers
•	higher than expected FDIC insurance premiums;
•	lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2011 and our subsequent Quarterly Reports on Form 10-Q. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Corporation’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to Follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)

(Unaudited)

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011

ASSETS
Cash and due from banks	$5,146	$7,097	$8,135	$8,678	$7,348
Federal funds sold	100	100	100	100	100
Interest-earning deposits	28,144	35,856	66,424	51,606	42,234
Total cash and cash equivalents	33,390	43,053	74,659	60,384	49,682

Securities held to maturity	88,667	100,719	121,241	140,572	151,993
Securities available for sale	281,770	319,520	311,927	249,837	271,687
FHLB and FRB Stock, at cost	5,594	4,569	4,699	4,704	4,619

Loans held for sale, at fair value	3,214	2,841	722	1,813	1,168

Residential mortgage	518,111	498,482	438,828	432,735	432,413
Commercial mortgage	358,822	330,559	317,066	316,197	300,659
Commercial loans	119,351	123,845	129,039	128,839	133,614
Construction loans	12,517	13,713	14,893	15,385	17,693
Consumer loans	19,769	19,439	20,345	20,184	19,278
Home equity lines of credit	47,831	50,291	51,458	48,805	45,512
Other loans	1,504	2,016	1,564	3,612	1,130
Total loans	1,077,905	1,038,345	973,193	965,757	950,299
Less: Allowance for loan losses	13,496	13,223	13,843	14,056	14,386
Net loans	1,064,409	1,025,122	959,350	951,701	935,913

Premises and equipment	31,482	31,941	32,497	33,098	33,386
Other real estate owned	3,391	7,137	3,264	3,000	3,000
Accrued interest receivable	3,842	4,078	3,788	4,391	4,587
Bank owned life insurance	30,490	27,296	27,767	27,537	27,301
Deferred tax assets, net	26,767	26,731	27,543	24,689	26,039
Other assets	6,524	7,328	7,831	9,014	11,343
TOTAL ASSETS	$1,579,540	$1,600,335	$1,575,288	$1,510,740	$1,520,718

LIABILITIES
Deposits:
Noninterest bearing
demand deposits	$288,130	$297,459	$254,646	$238,788	$235,977
Interest-bearing deposits
Checking	318,239	341,180	337,900	322,801	302,589
Savings	98,743	92,322	89,527	86,828	85,741
Money market accounts	512,464	516,920	511,059	507,159	526,355
CD’s $100,000 and over	73,927	71,783	76,100	73,186	73,966
CD’s less than $100,000	120,140	124,228	127,778	132,949	139,022
Total deposits	1,411,643	1,443,892	1,397,010	1,361,711	1,363,650
Overnight borrowings	22,900	—	—	—	—
Federal home loan bank advances	17,566	17,680	20,793	20,905	24,016
Capital lease obligation	9,127	9,178	6,396	6,426	6,383
Other liabilities	7,170	6,614	30,406	6,489	14,585
TOTAL LIABILITIES	1,468,406	1,477,364	1,454,605	1,395,531	1,408,634
Shareholders’ Equity	111,134	122,971	120,683	115,209	112,084
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$1,579,540	$1,600,335	$1,575,288	$1,510,740	$1,520,718

Trust division assets under
administration (market value,
not included above)	$2,063,729	$1,957,146	$1,857,527	$2,005,859	$1,997,214

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in thousands)

(Unaudited)

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011
Asset Quality:
Loans past due over 90 days
and still accruing	$—	$345	$836	$412	$323
Nonaccrual loans	18,598	18,865	22,103	14,943	19,173
Other real estate owned	3,391	7,137	3,264	3,000	3,000
Total nonperforming assets	$21,989	$26,347	$26,203	$18,355	$22,496

Nonperforming loans to
total loans	1.73%	1.85%	2.36%	1.59%	2.05%
Nonperforming assets to
total assets	1.39%	1.65%	1.66%	1.21%	1.48%

Accruing TDR’s (A)	$7,842	$7,281	$5,519	$8,171	$3,787

Loans past due 30 through 89
days and still accruing	$7,619	$11,632	$9,706	$8,200	$5,419

Classified Loans	$48,546	$49,101	$52,031	$51,586	$51,186

Impaired Loans	$26,568	$26,212	$27,529	$23,115	$26,056

Allowance for loan losses:
Beginning of period	$13,223	$13,843	$14,056	$14,386	$14,282
Provision for loan losses	1,500	1,750	1,500	2,000	2,000
Charge-offs, net	(1,227)	(2,370)	(1,713)	(2,330)	(1,896)
End of period	$13,496	$13,223	$13,843	$14,056	$14,386

ALLL to nonperforming loans	72.57%	68.83%	60.35%	91.54%	73.79%
ALLL to total loans	1.25%	1.27%	1.42%	1.46%	1.51%

Capital Adequacy:
Tier I leverage
	7.00%	7.73%	7.86%	7.63%	7.59%

Tier I capital to risk-weighted assets
	11.21%	12.51%	12.73%	12.67%	12.25%

Tier I & II capital to
risk-weighted assets	12.46%	13.76%	13.98%	13.92%	13.51%

Common equity to
Total assets	7.04%	6.81%	6.78%	6.71%	6.46%

Book value per
Common share	$12.70	$12.47	$12.09	$11.48	$11.13

(A)	Does not include $6.0 million at March 31, 2012, $3.8 million at December 31, 2011, $3.9 million at September 30, 2011, $1.3 million at June 30, 2011 and $1.1 million at March 31, 2011 of TDR’s included in nonaccrual loans.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except share data)

(Unaudited)

	For The Three Months Ended
	March 31,	December 31,	September 30,		June 30,	March 31,
	2012	2011	2011		2011	2011
Income Statement Data:
Interest income	$14,214	$14,101	$13,594		$14,099	$14,257
Interest expense	1,323	1,485	1,699		1,916	2,036
Net interest income	12,891	12,616	11,895		12,183	12,221
Provision for loan losses	1,500	1,750	1,500		2,000	2,000
Net interest income after
provision for loan losses	11,391	10,866	10,395		10,183	10,221
Trust Fees	3,176	2,584	2,555		2,829	2,718
Other income	1,157	1,350	1,170		1,218	1,255
Securities gains/(losses), net	390	316	248		277	196
Total other income	4,723	4,250	3,973		4,324	4,169
Salaries and employee benefits	6,113	5,651	5,789		5,817	5,973
Premises and equipment	2,331	2,313	2,322		2,386	2,350
FDIC insurance expense	352	278	253		397	604
Other expenses	2,284	3,306	2,209		2,435	2,316
Total operating expenses	11,080	11,548	10,573		11,035	11,243
Income before income taxes	5,034	3,568	3,795		3,472	3,147
Income tax (benefit)/expense	1,951	1,041	(1,537)	(A)	1,304	1,006
Net income	3,083	2,527	5,332	(B)	2,168	2,141
Dividends and accretion
on preferred stock	474	220	219		219	570
Net income available to
Common shareholders	$2,609	$2,307	$5,113	(B)	$1,949	$1,571

Per Common Share Data:

Earnings per share (basic)	$0.30	$0.26	$0.58	(C)	$0.22	$0.18
Earnings per share (diluted)	0.30	0.26	0.58	(C)	0.22	0.18

Performance Ratios:

Return on Average Assets	0.78%	0.64%	1.39%	(D)	0.57%	0.57%
Return on Average Common
Equity	9.47%	8.61%	19.87%	(E)	7.82%	6.44%

Net Interest Margin
(Taxable Equivalent Basis)	3.54%	3.46%	3.37%		3.49%	3.54%

(A)	Income taxes for the third quarter includes a one-time state tax benefit of $2.988 million related to the reversal of a previously recorded valuation allowance against net state tax benefits related to security impairment charges recorded in the year ended December 31, 2008. Circumstances and projections now indicate that this deferred tax asset can be utilized when it is realized in future periods.
(B)	Net income and net income available to common shareholders, excluding the one-time state tax benefit of $2.988 million would be $2.344 million and $2.125 million, respectively for the third quarter.
(C)	EPS excluding the one-time state tax benefit of $2.988 million is $0.24 for the third quarter. See page 14, for more information on this non-GAAP measure.
(D)	ROA excluding the one-time state tax benefit of $2.988 million is 0.61% for the third quarter. See page 14, for more information on this non-GAAP measure.
(E)	ROE excluding the one-time state tax benefit of $2.988 million is 8.26% for the third quarter. See page 14, for more information on this non-GAAP measure.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except share data)

(Unaudited)

	For The
	Three Months Ended
	March 31,
	2012	2011
Income Statement Data:
Interest income	$14,214	$14,257
Interest expense	1,323	2,036
Net interest income	12,891	12,221
Provision for loan losses	1,500	2,000
Net interest income after
provision for loan losses	11,391	10,221
Trust fees	3,176	2,718
Other income	1,157	1,255
Securities gains, net	390	196
Total other income	4,723	4,169
Salaries and employee benefits	6,113	5,973
Premises and equipment	2,331	2,350
FDIC insurance expense	352	604
Other expenses	2,284	2,316
Total operating expenses	11,080	11,243
Income before income taxes	5,034	3,147
Income tax expense	1,951	1,006
Net income	3,083	2,141
Dividends and accretion
on preferred stock	474	570
Net income available to
Common shareholders	$2,609	$1,571

Per Common Share Data:
Earnings per share (basic)	$0.30	$0.18
Earnings per share (diluted)	0.30	0.18

Performance Ratios:
Return on Average Assets	0.78%	0.57%
Return on Average Common Equity	9.47%	6.44%

Net Interest Margin
(Taxable Equivalent Basis)	3.54%	3.54%

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP RECONCILIATION

(Dollars in thousands, except share data)

This press release contains certain supplemental financial information, described below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of the Corporation's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding the Corporation's financial results. Management believes that the Corporation's presentation and discussion, together with the accompanying reconciliation, provides a complete understanding of factors and trends affecting the Corporation's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and the Corporation strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure.

For the Three
Months Ended
September 30, 2011

Net Income:
As reported	$5,332
Less: Valuation allowance reversal	2,988
Net income, excluding valuation allowance reversal	2,344

Net income available to common shareholders:
As reported	$5,113
Less: Valuation Allowance Reversal	2,988
Net income, excluding valuation allowance reversal	2,125

Per Common Share Data:
Earnings per share (basic):
As reported	$0.58
Less: Valuation allowance reversal	0.34
Earnings per share (basic),
excluding valuation allowance reversal	0.24

Earnings per share (diluted):
As reported	$0.58
Less: Valuation allowance reversal	0.34
Earnings per share (diluted),
excluding valuation allowance reversal	0.24

Performance Ratios:
Return on Average Assets:
As reported	1.39%
Return on Average Assets,
excluding valuation allowance reversal	0.61%

Return on Average Common Equity:
As reported	19.87%
Return on Average Common Equity,
excluding valuation allowance reversal	8.26%

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	March 31, 2012			March 31, 2011
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$350,306	$2,052	2.34%	$384,083	$2,269	2.36%
Tax-Exempt (1) (2)	49,843	381	3.06	35,587	345	3.88
Loans Held for Sale	1,602	23	5.60	733	16	8.65
Loans (2) (3)	1,052,960	11,917	4.53	937,073	11,747	5.01
Federal Funds Sold	100	—	0.10	100	—	0.28
Interest-Earning Deposits	21,988	17	0.30	41,927	28	0.27
Total Interest-Earning
Assets	1,476,799	$14,390	3.90%	1,399,503	$14,405	4.12%
Noninterest-Earning Assets:
Cash and Due from Banks	7,687			7,877
Allowance for Loan
Losses	(13,753)			(14,934)
Premises and Equipment	31,751			33,640
Other Assets	78,781			71,404
Total Noninterest-Earning
Assets	104,466			97,987
Total Assets	$1,581,265			$1,497,490

LIABILITIES:
Interest-Bearing Deposits
Checking	$336,541	$113	0.13%	$298,003	$303	0.41%
Money Markets	516,357	304	0.24	522,473	623	0.48
Savings	94,732	29	0.12	82,168	53	0.26
Certificates of Deposit	193,992	596	1.23	219,359	775	1.41
Total Interest-Bearing
Deposits	1,141,622	1,042	0.37	1,122,003	1,754	0.63
Borrowings	37,237	172	1.85	24,639	203	3.30
Capital Lease Obligation	9,145	109	4.77	6,334	79	4.98
Total Interest-Bearing
Liabilities	1,188,004	1,323	0.45	1,152,976	2,036	0.71
Noninterest Bearing
Liabilities
Demand Deposits	275,157			222,415
Accrued Expenses and
Other Liabilities	6,407			6,065
Total Noninterest-Bearing
Liabilities	281,564			228,480
Shareholders’ Equity	111,697			116,034
Total Liabilities and
Shareholders’ Equity	$1,581,265			$1,497,490
Net Interest Income		$13,067			$12,369
Net Interest Spread			3.45%			3.41%
Net Interest Margin (4)			3.54%			3.54%

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	March 31, 2012			December 31, 2011
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$350,306	$2,052	2.34%	$369,741	$2,111	2.28%
Tax-Exempt (1) (2)	49,843	381	3.06	47,564	386	3.25
Loans Held for Sale	1,602	23	5.60	1,661	23	5.53
Loans (2) (3)	1,052,960	11,917	4.53	992,617	11,706	4.72
Federal Funds Sold	100	—	0.10	100	—	0.15
Interest-Earning Deposits	21,988	17	0.30	66,318	53	0.32
Total Interest-Earning
Assets	1,476,799	$14,390	3.90%	1,478,001	$14,279	3.86%
Noninterest-Earning Assets:
Cash and Due from Banks	7,687			8,466
Allowance for Loan
Losses	(13,753)			(13,648)
Premises and Equipment	31,751			32,170
Other Assets	78,781			77,099
Total Noninterest-Earning
Assets	104,466			104,087
Total Assets	$1,581,265			$1,582,088

LIABILITIES:
Interest-Bearing Deposits
Checking	$336,541	$113	0.13%	$344,560	$181	0.21%
Money Markets	516,357	304	0.24	519,705	371	0.29
Savings	94,732	29	0.12	90,983	46	0.20
Certificates of Deposit	193,992	596	1.23	200,158	643	1.28
Total Interest-Bearing
Deposits	1,141,622	1,042	0.37	1,155,406	1,241	0.43
Borrowings	37,237	172	1.85	18,860	164	3.48
Capital Lease Obligation	9,145	109	4.77	6,436	80	4.97
Total Interest-Bearing
Liabilities	1,188,004	1,323	0.45	1,180,702	1,485	0.50
Noninterest Bearing
Liabilities
Demand Deposits	275,157			268,135
Accrued Expenses and
Other Liabilities	6,407			12,113
Total Noninterest-Bearing
Liabilities	281,564			280,248
Shareholders’ Equity	111,697			121,138
Total Liabilities and
Shareholders’ Equity	$1,581,265			$1,582,088
Net Interest Income		$13,067			$12,794
Net Interest Spread			3.45%			3.36%
Net Interest Margin (4)			3.54%			3.46%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.